Exhibit 10.2

                      National Transportation Services, LLC
                                775 Allison Court
                          Moorestown, New Jersey 08057
                               856-802-0773 Office
                             856-802-0774 Facsimile

                                                                   March 1, 2003

Wayne Eastman, President
New York Cross Harbor Railroad Company
4302 First Avenue
Brooklyn, NY 11232

Re: Option Agreement

Dear Mr. Eastman:

        National transportation Services, LLC ("NIS") desires to enter into an option agreement to lease approximately 5 acres at the Greenville Yard in Jersey City, New Jersey (the "Property") to be utilized by NTS to submit a bid to various municipalities to secure contracts regarding disposal of municipal solid waste ("MSW"). The Property will be used for a facility to store empty containers and railcars, owned by NTS, for the intermodal transfer of the MSW from New York via New York Cross Harbor Rairoad ("NYCHRR") "Railcar Barge Program". Our anticipated volume will be 2,000 tons per day or 12-15 railcars per day. During the period in which this Option Agreement is in effect, NYCHRR shall not market or in any way offer the Property to any other party.

        NTS will provide and install all required track and equipment pursuant to specifications (the "Improvements"). At the end of the term of the lease, the Improvements will inure to the NYCHRR. In return for installing the Improvements, NTS will receive a credit of $80.00 per car until the costs of the Improvements, estimated to be $750,000 have been recouped.

        This Option Agreement shall be for a period of 24 months (the "Option Term"). Upon 90 days written notice, NTS may cancel this Option Agreement with no further obligation to NYCHRR. Upon award of an anticipated contract, a long-term 20-year agreement will be executed between NTS and NYCHRR guaranteeing a minimum of 8 railcars per day, with NYCHRR receiving $350 per car as their revenue requirement for traffic originating in Greeneville and/or and $450 per car for any barged traffic.

        Upon the execution of this Option Agreement, NTS will pay to NYCHRR an option fee of $2,500 per month for the term of this Option Agreement ( the "Option Fee"). NTS will pay 3 months advance for security deposit and $2,500 per month thereafter. During the Option Term, the NYCHRR may not lease the Property, but may utilize the property for its own use. Should NTS fail to secure an award of a contract from the various municipalities for a minimum of 1,000 tons per day of MSW, the Option Fee and this Option Agreement shall be cancelled.

        If this Option Agreement is satisfactory, please sign indicating NYCHRR's agreement and commitment to this proposal.

                                                Sincerely,

                                                Ronald W. Bridges
                                                -----------------
                                                Ronald W. Bridges
                                                Managing Partner

Approved by New York Cross Harbor Railroad this 1st day of March 2003.

By:  Wayne Eastman
     -------------
     Wayne Eastman
     President, NYCHRR